Exhibit 99.1(f)

MERRILL LYNCH RETIREMENT SERIES TRUST

Certificate of Amendment of

Establishment and Designation of Series

The undersigned certify that they constitute all of the members of the Board of Trustees of Merrill Lynch Retirement Series Trust, a Massachusetts business trust (the “Trust”), and that pursuant to and in accordance with a resolution adopted by a majority of the Board of Trustees at a meeting duly called and held on February 27, 2009, pursuant to Section 1.1 of the Declaration of Trust of the Trust, dated July 15, 1986, on file with the Commonwealth of Massachusetts, the Certificate of Establishment and Designation of Merrill Lynch Retirement Reserves Money Fund, filed with the Commonwealth of Massachusetts on December 13, 1986 (the “Designation”), is hereby amended to change the designation of the series as follows:

Current Series Designation	New Series Designation

Merrill Lynch Retirement Reserves Money Fund	Retirement Reserves Money Fund

The name change shall become effective on May 4, 2009.

In all other respects, the Designation shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as of this day of February, 2009.

/s/ David O. Beim	/s/ Herbert I. London
David O. Beim	Herbert I. London

/s/ Richard S. Davis	/s/ Cynthia A. Montgomery
Richard S. Davis	Cynthia A. Montgomery

/s/ Ronald W. Forbes	/s/ Joseph P. Platt, Jr.
Ronald W. Forbes	Joseph P. Platt, Jr.

/s/ Henry Gabbay	/s/ Robert C. Robb, Jr.
Henry Gabbay	Robert C. Robb, Jr.

/s/ Matina Horner	/s/ Toby Rosenblatt
Matina Horner	Toby Rosenblatt

/s/ Rodney D. Johnson	/s/ Kenneth L. Urish
Rodney D. Johnson	Kenneth L. Urish

/s/ Frederick W. Winter
Frederick W. Winter

The Declaration of Trust establishing MERRILL LYNCH RETIREMENT SERIES TRUST, dated the 15th of July, 1986, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of MERRILL LYNCH RETIREMENT SERIES TRUST shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.